UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2013

American Water Works Company, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34028

Delaware	51-0063696
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1025 Laurel Oak Road

Voorhees, NJ 08043

(Address of principal executive offices, including zip code)

(856) 346-8200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 21, 2013, the board of directors of American Water Works Company, Inc. (the “Company”) appointed Mr. Paul Evanson as an independent director of the Company, with a term expiring at the 2013 Annual Meeting of Stockholders. Mr. Evanson will serve on the finance and compensation committees of the board. In accordance with the board of directors’ compensation arrangement currently in effect Mr. Evanson will receive the prorated amount of the $60,000 annual retainer payable for the remainder of his current term (expiring at the 2013 Annual Meeting of Stockholders), as well as the $1,500 fee for each board committee meeting attended and reimbursement for expenses incurred in attending board and committee meetings. Mr. Evanson will also be paid, for his service until the 2013 Annual Meeting of Stockholders, 215 stock units, constituting his prorated share of the $60,000 annual equity compensation.

In addition, reference is made to the Company’s Current Report on Form 8-K filed on February 26, 2013 (the “Initial Filing”) which addressed, among other things, Ellen C. Wolf’s cessation of service as the Company’s Senior Vice President and Chief Financial Officer, which will occur on April 1, 2013. Subsequent to the date of the Initial Filing, Ms. Wolf entered into an Agreement and General Release with the Company, dated March 25, 2013, under which she has agreed to facilitate a transition during the period from April 2, 2013 until May 1, 2013 (the “Transition Period”). At the conclusion of the Transition Period, Ms. Wolf will retire. During the Transition Period, she will be considered a general executive employee of the Company and continue to receive the same compensation and benefits as she received while serving as the Company’s Senior Vice President and Chief Financial Officer. In addition, from the date of her retirement through August 30, 2013, Ms. Wolf will provide up to an aggregate of 100 hours to answer questions and provide assistance on matters for which she has knowledge or relevant information. If the Company requests that she perform any work during this period, she will be compensated at the rate of approximately $370 per hour.

In return for the performance of her obligations under the Agreement and General Release, options to purchase 43,423 shares of Company common stock granted to Ms. Wolf in 2011 and 2012 that otherwise would not have vested will fully vest and may be exercised within one year from her date of retirement. Ms. Wolf’s 12,476 performance stock units granted to her in 2011 and 9,948 performance stock units granted to her in 2012 also will become fully vested, and the number of shares underlying performance stock units ultimately to be delivered to Ms. Wolf with respect to such performance stock units otherwise will be determined in accordance with the terms of the relevant performance stock unit agreements. In addition, Ms. Wolf will be eligible to receive an Annual Incentive Plan award, prorated for the period from January 1, 2013 to April 30, 2013, if such an award is paid out to eligible participants. Ms. Wolf’s benefits under the Company’s pension plan, Nonqualified Savings and Deferred Compensation Plan, and, except as otherwise noted above, Omnibus Equity Compensation Plan, are not affected by the Agreement and General Release.

In connection with her execution of the Agreement and General Release, Ms. Wolf agreed to specified confidentiality, non-competition and non-solicitation provisions and provided a general release to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2013	By:	/s/ Kellye L. Walker
Kellye L. Walker
Chief Administrative Officer, General Counsel and Secretary